UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2015

Escalera Resources Co.

(Exact name of registrant as specified in its charter)

Maryland	1-33571	830214692
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1675 Broadway, Suite 2200, Denver, CO	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) - 794-8445

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 31, 2015, Escalera Resources Co. (the “Company”) entered into a Forbearance Agreement and First Amendment to Credit Agreement (“Amendment”) with its unaffiliated lenders on the Company’s credit facility.  The following is a summary of the material terms of the Amendment.

Borrowing Base

The borrowing base under the credit facility was reduced from $50.0 million to $44.0 million in connection with the semi-annual borrowing base redetermination in April/May 2015. The decrease resulted in a borrowing base deficiency of approximately $3.5 million.

Forbearance of Certain Rights under the Credit Agreement

Under the Amendment, the Company’s lenders will forbear from exercising certain rights under the credit facility to (i) accelerate payments (other than the automatic acceleration that would occur under certain clauses of the credit agreement); (ii) enforce security interests (other than after the occurrence of an automatic acceleration under certain clauses of the credit agreement); and (iii) file or otherwise initiate an involuntary bankruptcy petition against the Company. The forbearance will be in effect until the earlier of September 1, 2015 or the date of the occurrence of any event of termination under the Agreement (“Forbearance Termination Event”), as related to Designated Defaults, as defined in the Agreement. The Designated Defaults include the Company’s covenant violation for the quarter ended March 31, 2015 and the inclusion of a going concern paragraph explanatory paragraph in the Company’s Form 10-K for the year ended December 31, 2014.

A Forbearance Termination Event includes the failure of the Company to comply with any covenants or other terms of the credit facility, not specifically included as a Designated Default under the Amendment, or the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any applicable bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in any event, commenced by or against the Company.

Other Key Terms to the Amendment

The forbearance by the lenders described above is contingent upon the satisfaction of additional conditions, including: (1) the Company complete its sale of its interest in the Mesa Units, (2) the Company execute mortgages further encumbering certain Wyoming oil and gas properties and its midstream assets and (3) the Company unwinding certain of its 2015 commodity hedge positions.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On July 31, 2015, the Company completed the sale of its interests in the Mesa Units, located on the Pinedale Anticline in southwestern Wyoming, to Vanguard Operating, LLC (the “Buyer”), an unaffiliated entity.  The cash purchase price was $12.0 million, subject to closing and post-closing adjustments. The sale was effective as of April 1, 2015.  Following the sale, the Company used proceeds of $10.5 million to repay borrowings under its credit facility.  The repayment did not materially impact the Company’s borrowing base deficiency.

Item 7.01. Regulation FD Disclosure.

On August 3, 2015, the Company issued a press release entitled “Escalera Resources Announces Redetermination of Borrowing Base; Enters into Forbearance Agreement.”  The release is attached hereto as exhibit 99.1.

The information in this Current Report on Form 8-K furnished pursuant to Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liability under that section, and they shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing. By filing this Current Report on Form 8-K and furnishing this information pursuant to Item 7.01, the Registrant makes no admission as to the materiality of any information in this Current Report on Form 8-K, including Exhibit 99.1, that is required to be disclosed solely by Regulation FD.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is furnished with this Current Report on Form 8-K:

Exhibit 99.1 – Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ESCALERA RESOURCES CO.

Date: August 6, 2015	By:	/s/ Emily Maron
	Name:	Emily Maron
	Title:	Assistant Corporate Secretary